UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 12, 2022

Arcellx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41259	47-2855917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

25 West Watkins Mill Road, Suite A

Gaithersburg, MD 20878

(Address of principal executive offices, including zip code)

(240) 327-0603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	ACLX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2021, Arcellx, Inc. (the “Company”) entered into a Manufacturing Services Agreement with Lonza Houston, Inc. (“Lonza”) in connection with the development and manufacture of autologous drug product CART-ddBCMA (“Lonza Agreement”). Under the Lonza Agreement, Lonza agreed to perform certain process and analytical development activities and to collaborate with the Company to develop a statement of work setting forth certain technology transfer and cGMP manufacturing activities relating to CART-ddBCMA.

On February 12, 2022, and pursuant to the Lonza Agreement, the Company entered into a statement of work with Lonza (“Lonza SOW”), effective as of February 16, 2022, for the technology transfer and cGMP manufacturing of CART-ddBCMA and potentially other pipeline products. The term of the Lonza SOW commences from February 1, 2022 and expires December 31, 2024, unless earlier terminated by either party or unless extended due to certain delays or suspensions or by mutual agreement. Under the Lonza SOW, the Company is obligated to pay to Lonza certain payments aggregating a total of approximately $24.5 million in 2022, including creditable up-front payments, creditable milestone fees that are subject to certain deductions and fixed monthly payments and which are payable over the term of the Lonza SOW. In the event of suspensions or delays caused by non-availability of materials the Company will be obligated to pay a majority of certain non-cancellable costs incurred during such suspension or delay. In the event of suspensions or delays caused by certain reasons outside of the reasonable control of the Company, the Company will be obligated to continue paying a majority percentage of the fixed monthly payments during such suspension or delay. The Lonza SOW is non-cancellable for the first six (6) months of the term and carries minimum non-cancellable costs amounting to a potential aggregate of up to approximately $35 million in the event of termination.

Following the first six (6) months, the Company can terminate all or some of manufacturing capacity for any reason upon a certain period of prior written notice, subject to a cancellation fee determined, in part, by the fixed monthly fees owed during that certain period. In the event that a regulatory authority requires or causes the withdrawal of CART-ddBCMA, the Company may terminate the Lonza SOW, subject to cancellation fees. Lonza may terminate the Lonza Agreement or Lonza SOW for any reason upon a certain period of written notice; provided that any outstanding statements of work shall survive termination of the Lonza Agreement, until such statement of work is completed or terminated. Either party may terminate the Lonza Agreement or Lonza SOW in the event of an uncured material breach, where the cure period is subject to an extension for certain material breaches, and in the case of termination for the material breach of the Company, the Company would be obligated to pay for non-cancellable costs.

The Lonza Agreement and Lonza SOW contain other customary terms applicable to the manufacture of therapeutics in the biotechnology industry. The foregoing summary is not complete and is qualified in its entirety by reference to the Lonza Agreement and Lonza SOW, which will be filed as an exhibit in a subsequent periodic report of the Company to be filed under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCELLX, INC.

By:	/s/ Rami Elghandour
Rami Elghandour
Chief Executive Officer

Date: February 17, 2022